UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 14, 2019

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

In connection with the Share Purchase Agreement described in our Current Report on Form 8-K filed on March 1, 2019 (the “Share Purchase Agreement”) relating to the sale of our operations in Switzerland to Sunrise Communications Group AG (“Sunrise”), we entered into a Conditional Rights Purchase Agreement (the “Rights Purchase Agreement”) with Sunrise on October 14, 2019.

The Rights Purchase Agreement relates to Sunrise’s proposed capital increase through a rights issue, as described in the Share Purchase Agreement. The rights issue will involve subscription rights being issued to Sunrise’s existing shareholders that will entitle holders of those rights to subscribe for new Sunrise shares at a subscription price that is expected to represent a discount to be determined by Sunrise prior to launch of the rights issue. The subscription rights are expected to trade on the SIX Swiss Exchange for a certain rights trading period. The rights issue is conditional on approval of a capital increase of Sunrise by Sunrise shareholders at an extraordinary general meeting scheduled for October 23, 2019.

Pursuant to the Rights Purchase Agreement, we have agreed to support the Sunrise rights issue through the purchase of subscription rights. The Rights Purchase Agreement caps this obligation to a maximum of CHF 500,000,000 (USD 498.7 million at the October 14, 2019 exchange rate) calculated as the aggregate of (i) the total cost of the subscription rights we would purchase together with (ii) the total subscription cost of the newly issued shares underlying those rights. The acquisition of the subscription rights would occur at any time prior to the end of the rights trading period and will be subject to the availability of subscription rights. Under the Rights Purchase Agreement, we may acquire subscription rights by any means and at any price, but we will not be required to acquire subscription rights at prices in excess of their theoretical value. The theoretical value of a subscription right will be determined based on the terms of the rights issue that Sunrise will publish prior to its extraordinary general meeting. Parties who acquire subscription rights are not required to exercise those rights. (Further details are provided in the Rights Purchase Agreement.)

Our obligations under the Rights Purchase Agreement with respect to the acquisition of subscription rights are subject to the satisfaction or waiver of certain conditions precedent, including, but not limited to: (i) the continued effectiveness of the Share Purchase Agreement and Sunrise’s underwriting agreement for the rights issue, the satisfaction of the conditions to the underwriting agreement and the compliance of the rights issue with the terms of the Share Purchase Agreement and the underwriting agreement, (ii) the subscription price not exceeding the Sunrise share price immediately prior to the publication of the rights issue terms, (iii) the total number of new Sunrise shares to be issued in the rights issue not exceeding three times the total number of Sunrise shares existing immediately prior to the publication of the rights issue terms, (iv) the rights trading period ending not later than on November 7, 2019, and (v) Sunrise not having publicly announced that the closing date of the rights issue will occur after November 11, 2019. The Rights Purchase Agreement terminates if certain of these conditions are not satisfied. Our obligations under the Rights Purchase Agreement with respect to the acquisition of subscription rights are suspended when we are in possession of certain non-public information relating to our Swiss operations or their pending sale that would be material for Sunrise or the rights issue. The Rights Purchase Agreement also contains certain representations, warranties, undertakings and indemnities by the parties to the agreement, as well as a waiver by Sunrise of the standstill provision in the Share Purchase Agreement. The representations, warranties, undertakings and indemnities in the Rights Purchase Agreement were made solely for the benefit of the parties to the agreement.

The foregoing description of the Rights Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Rights Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events

In connection with the Rights Purchase Agreement described in Item 1.01, we entered into an agreement with Sunrise regarding our potential role as a shareholder in Sunrise. Pursuant to the agreement, we will be entitled to select one individual for nomination to Sunrise’s board of directors for election by Sunrise shareholders so long as we, together with our affiliates, beneficially own, as determined in accordance with Swiss reporting regulations, more than 5% of Sunrise’s registered share capital. The agreement has an initial term of ten years.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits.

Exhibit No.	Name

10.1	Conditional Rights Purchase Agreement, dated as of October 14, 2019, by and between Liberty Global plc and Sunrise Communications Group AG.
101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: October 18, 2019